0227133.01
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                           ESSEX PROPERTY TRUST, INC.
                                (Name of Issuer)

               Shares of Common Stock, par value $.0001 per Share
                         (Title of Class of Securities)

                                    29717810
                                 (CUSIP Number)

                                 Patrick K. Fox
                     Westbrook Real Estate Partners, L.L.C.
                              13155 Noel Road-LB54
                                   Suite 2300
                               Dallas, Texas 75240
                                 (972) 934-0100

                                 with a copy to:

                              Allen Curtis Greer II
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6660
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 20, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        Rule 13d-1(b)
----
  X     Rule 13d-1(c)
----
        Rule 13d-1(d)
----

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29717810.

--------------------------------          ---------------------------------

CUSIP No. 29717810                        13G            Page 2 of 22 Pages
--------------------------------          ---------------------------------



------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ ------------------------------------------------------------------------
------ -------- ---------------------------------------------------------------
                5        SOLE VOTING POWER

                         0

     NUMBER OF
                -------- ------------------------------------------------------
                -------- ------------------------------------------------------
      SHARES    6        SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            1,828,571
                -------- ------------------------------------------------------
                -------- ------------------------------------------------------
      EACH      7        SOLE DISPOSITIVE POWER
   REPORTING
     PERSON              0
                -------- ------------------------------------------------------
                -------- ------------------------------------------------------
     WITH       8        SHARED DISPOSITIVE POWER

                         1,828,571
-------- ------ ---------------------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)______
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         OO
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 3 of 22 Pages
-----------------------------------       -------------------------------------


------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WESTBROOK REAL ESTATE PARTNERS MANAGEMENT I, L.L.C. --I.R.S. IDENTIFICATION NO. ____
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)__
                                                                          (b)__
------ -------------------------------------------------------------------------
3      SEC USE ONLY
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ ------------------------------------------------------------------------
------ -------- ---------------------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         OO
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 4 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WESTBROOK REAL ESTATE FUND I, L.P. --I.R.S. IDENTIFICATION NO. ____
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ ------------------------------------------------------------------------
------ -------- ---------------------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 5 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP I, L.P. --I.R.S. IDENTIFICATION NO. ____
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 6 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Gregory H. Hartman
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 7 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Jeffrey M. Kaplan
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)______
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 8 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Paul D. Kazilionis
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G                Page 9 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Jonathan H. Paul
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,828,571
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- ----------------------------------------------------------------------

-----------------------------------       -------------------------------------

CUSIP No. 29717810                        13G               Page 10 of 22 Pages
-----------------------------------       -------------------------------------

------ ------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       William H. Walton III
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)___
                                                                          (b)___
------ ------------------------------------------------------------------------
3      SEC USE ONLY
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------ ------------------------------------------------------------------------
--------------------- -------- ------------------------------------------------
                      5        SOLE VOTING POWER

                               0

     NUMBER OF
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 1,828,571
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        EACH          7        SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                  0
                      -------- ------------------------------------------------
                      -------- ------------------------------------------------
        WITH          8        SHARED DISPOSITIVE POWER

                               1,828,571
--------------------- -------- ------------------------------------------------
-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10.8%
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)_____
-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------- ----------------------------------------------------------------------
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
-------- ----------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                            Page 11 of 22 Pages
-------------------------------------------------------------------------------


     This Schedule 13G (this "Schedule 13G") relates to the Schedule 13D, as amended by Amendment No. 1 thereto and Amendment No.2 thereto, filed with the Commission on behalf of the Reporting Persons (as so amended, the "Original
Schedule  13D").  The dates of the events which required  filing of the Original
Schedule 13D were September 20, 1997, December 20, 1997 and March 20, 1998. Pursuant to Exchange Act Release No. 34-39538, 63 Fed. Reg. 2854, 2856, this
Schedule 13G shall be deemed to amend the Original Schedule 13D. The Power of Attorney attached to the Original Schedule 13D is hereby incorporated herein by reference.

Item 1(a).        Name of Issuer.

     Essex Property Trust, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.

     777 California Avenue
     Palo Alto, California  94304

Item 2(a).        Names of Persons Filing.

     (1) Westbrook Real Estate Partners, L.L.C. ("WREP")
     (2) Westbrook Real Estate Partners Management I, L.L.C. ("WREM I")
     (3) Westbrook Real Estate Fund I, L.P. ("WREF I")
     (4) Westbrook Real Estate Co-Investment Partnership I, L.P. ("WRECIP I")
     (5) Gregory H. Hartman ("Hartman")
     (6) Jeffrey M. Kaplan ("Kaplan")
     (7) Paul D. Kazilionis ("Kazilionis")
     (8) Jonathan H. Paul ("Paul")
     (9) William H. Walton III ("Walton")

     Pursuant to Rule 13d-14 under the Act, WREF I disclaims beneficial ownership of the WRECIP I shares; WRECIP I disclaims beneficial ownership of the WREF I shares; and WREM I, WREP, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaim beneficial ownership of the WREF I shares and the WRECIP I shares.

Item 2(b).        Address of Principal Business Office or, if none, Residence.

     (1)-(4), (6), (8) and (9)
     599 Lexington Avenue, Suite 3800
     New York, New York  10022

     (5)
     11150 Santa Monica Boulevard, Suite 1450
     Los Angeles, California  90025

-------------------------------------------------------------------------------
                                                            Page 12 of 22 Pages
-------------------------------------------------------------------------------

     (7)
     284 South Beach Road
     Hobe Sound, Florida  33455


Item 2(c).        Citizenship.

     (1) - (4)  Delaware

     (5) - (9)  United States of America

Item 2(d).        Title of Class of Securities.

     Common Stock, par value $0.0001 per share.

Item 2(e).        CUSIP Number.

     29717810

Item 3.

     If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)___ Bank as defined in section 39a)(6) of the Act (15 U.S.C. 78c).

     (c)___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d)___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)___ An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f)___ An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)___ A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h)___ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)___ Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to ss.240.13d-1(c), check this box X.
                                                                           ---

Item 4.  Ownership.

     (a) Amount beneficially owned:                            1,828,571 shares

     (b) Percent of class:                                                10.8%

     (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote:                        0
         (ii) Shared power to vote or to direct the vote:             1,828,571
         (iii) Sole power to dispose or to direct the disposition of:         0
         (iv) Shared power to dispose or to direct the disposition of:1,828,571

Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Inapplicable.

Item 8.  Identification and Classification of Members of the Group.

         Inapplicable.

Item 9.  Notice of Dissolution of Group.

         Inapplicable.

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998

                              WESTBROOK REAL ESTATE PARTNERS, L.L.C.



                              By:/s/ Patrick K. Fox
                                 Name: Patrick K. Fox
                                 Title: Attorney-in-Fact

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998

                            WESTBROOK REAL ESTATE PARTNERS MANAGEMENT I, L.L.C.



                            By:/s/ Patrick K. Fox
                               Name: Patrick K. Fox
                               Title: Attorney-in-Fact

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998

                              WESTBROOK REAL ESTATE FUND I, L.P.



                              By:/s/ Patrick K. Fox
                                 Name: Patrick K. Fox
                                 Title: Attorney-in-Fact

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998

                        WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP I, L.P.


                        By:/s/ Patrick K. Fox
                           Name: Patrick K. Fox
                           Title: Attorney-in-Fact

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998





                             /s/ Gregory H. Hartman
                             Gregory H. Hartman

     Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998





                              /s/ Jeffrey M. Kaplan
                              Jeffrey M. Kaplan

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998





                             /s/ Paul D. Kazilionis
                             Paul D. Kazilionis

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998





                              /s/ Jonathan H. Paul
                              Jonathan H. Paul

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001).


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 26, 1998





                            /s/ William H. Walton III
                            William H. Walton III